Exhibit 99.1

Suite 1570 - 200 Burrard Sreet Vancouver, BC Canada V6C 3L6	Tel: 604.683.6332 Fax: 604.408.7499 www.ithmines.com

NR26-06	April 02, 2026

International Tower Hill Mines Announces the Appointment of Andrew Cole to the ITH Board of Directors

Vancouver, British Columbia, April 2, 2026 – International Tower Hill Mines Ltd. (the “Company”) - (TSX: ITH) (NYSE American: THM) today announced the appointment of Mr. Andrew (“Andy”) Cole to the ITH Board of Directors effective April 1, 2026.

Mr. Cole brings over 35 years of experience in the metals and mining industry to the Board, including substantial expertise in the processing of refractory ore. Mr. Cole previously served as General Manager of the Donlin Gold Project in Alaska, where he secured the Project's major permits, including its Final Record of Decision. He had earlier served as General Manager at Barrick Gold’s Goldstrike Mine and then subsequent to Donlin, served as Executive Director of Barrick Gold's United States Operations. Mr. Cole holds a Bachelor of Science Degree in Material Sciences and Engineering from the University of Arizona and received his MBA from the University of Nevada. He is a member of the Society of Mining Engineers ("SME") and in 2019 was honored as the SME's Miner of the Year. Since 2024, Mr. Cole has also served on the Perpetua Resources Board of Directors.

ITH Board Chair Marcelo Kim said “We are pleased to welcome Mr. Cole to the ITH Board at a pivotal time for the Company. As we advance Livengood through feasibility, permitting and early development following our recent financing, Andy’s technical expertise and operating experience will be instrumental in guiding the project forward.”

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. has a 100% interest in its Livengood Gold Project located along the paved Elliott Highway, 70 miles north of Fairbanks, Alaska.

On behalf of
International Tower Hill Mines Ltd.

(signed) Karl L. Hanneman

Chief Executive Officer

Contact Information:	Richard Solie, Jr., Manager - Investor Relations
E-mail: rsolie@ithmines.com
	Direct line: 907-328-2825	Toll-Free: 1-855-428-2825

This news release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.